Industry Canada | Industrie Canada

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi canadienne sur les sociétés par actions

ALGAE DYNAMICS CORP.

Corporate name / Dénomination sociale

705764-4

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the *Canada Business Corporations Act* as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 178 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes.

Virginie Ethier

Virginie Ethier

Director / Directeur

2014-09-15

Date of Amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)

Canada

Industry Canada | Industrie Canada

Form 4
Articles of Amendment
Canada Business Corporations Act (CBCA) (s. 27 or 177)

Formulaire 4
Clauses modificatrices
Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1 Corporate name
Dénomination sociale
ALGAE DYNAMICS CORP.

2 Corporation number
Numéro de la société
705764-4

3 The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the restrictions on share transfers as follows:
Les restrictions sur le transfert d'actions sont modifiées comme suit :
See attached schedule / Voir l'annexe ci-jointe

4 Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J'atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Ross Eastley

Ross Eastley
416-219-3251

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou l'une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the *Privacy Act* allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la *Loi sur les renseignements personnels* permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Schedule / Annexe

Restrictions on Share Transfers / Restrictions sur le transfert des actions

Item 7. Other Provisions

Amendment

the articles of the Corporation be amended to remove: (i) the restriction on transfer of common shares of the Corporation; (ii) the limited on the number of shareholders of the Corporation; and (iii) the prohibition on the invitation of the public to subscribe for securities of the Corporation, by deleting paragraphs (a) and (b) set out in item 7 of the Articles of Incorporation.

Item 3 Shares

Amendment

the articles of the Corporation be amended to provide that:

(a) the authorized share capital of the Corporation is altered by consolidating all of the issued and outstanding common shares of the Corporation on the basis of one (1) post-consolidation common share for every four 94) pre-consolidation common shares; and

(b) any fractional common share arising on the consolidation of the common shares of the Corporation be deemed to have been tendered by its registered owner to the Corporation for cancellation and will be returned to the authorized but unissued share capital of the Corporation.